Exhibit 99.1

BROADRIDGE REPORTS FOURTH QUARTER AND FISCAL YEAR 2012 RESULTS

Announces 13% Dividend Increase

Board Authorizes an Additional 4 Million Share Repurchase Plan

Provides Fiscal Year 2013 Guidance

LAKE SUCCESS, N.Y., August 9, 2012 – Broadridge Financial Solutions, Inc. (NYSE:BR) today reported financial results for the fourth quarter and fiscal year 2012. For the fiscal year ended June 30, 2012, the Company reported revenues of $2,304 million, GAAP net earnings from continuing operations of $125 million, Non-GAAP net earnings from continuing operations of $198 million, GAAP diluted earnings per share from continuing operations of $0.98, and Non-GAAP diluted earnings per share from continuing operations of $1.55. This compares with revenues of $2,167 million, GAAP net earnings from continuing operations of $172 million, Non-GAAP net earnings from continuing operations of $176 million, GAAP diluted earnings per share from continuing operations of $1.34, and Non-GAAP diluted earnings per share from continuing operations of $1.37 for the previous fiscal year. Our Non-GAAP results exclude the impact of the Penson Worldwide, Inc. (“Penson”) Charges, net, IBM Migration costs, and restructuring charges. The significant Non-GAAP adjustments to our results are described in more detail below. Recurring revenue closed sales for the fiscal year ended June 30, 2012 were $120 million, an increase of $7 million, or 6%, compared to $113 million for the same period last year.

Commenting on the results, Richard J. Daly, Chief Executive Officer, said, “Overall, I am satisfied with our Non-GAAP results for the quarter and our full year. For the year, our recurring revenues grew 11%, closed sales performance was very strong and we continued to have an excellent 99% client revenue retention rate.”

Mr. Daly added, “Due to Penson’s financial difficulties, we incurred $74 million in primarily non-cash pre-tax charges in fiscal year 2012 related to assets we held as a result of the sale of substantially all of our securities clearing contracts to Penson and the outsourcing services agreement we entered into with Penson in 2010. Although we continue to perform services for Penson’s former correspondents under our new Apex contract, I am very disappointed that the Penson outcome has temporarily offset some of our financial performance momentum in the business. We continue to expect to have good growth in our businesses in fiscal year 2013.”

Mr. Daly concluded, “Our fiscal year 2013 guidance continues to anticipate solid recurring revenue growth. We expect recurring revenue growth of 4% to 7% and total revenue growth of 3% to 4%, and we believe the revenue growth will primarily be driven by recurring revenue closed sales. Our recurring revenue closed sales are forecasted to be in the range of $110 million to $150 million and our fiscal 2013 guidance does not assume any improvement in event-driven revenues or distribution revenues. Our margins before interest and taxes are expected to increase approximately 100 to 180 basis points, which will be driven by the growth in recurring revenues and expected benefits from our IBM data center migration and Morgan Stanley Smith Barney initiative. I believe this puts us in a position to deliver diluted earnings per share from continuing operations in the range of $1.65 and 1.75 (Non-GAAP), and free cash flow of $225 million at the mid-point of its expected range, in fiscal year 2013.”

Financial Results for Fourth Quarter Fiscal Year 2012

For the fourth quarter of fiscal year 2012, recurring and total revenues increased 6% and 3% to $508 million and $800 million, respectively, compared to $481 million and $776 million for the comparable period last year. The increase was driven by a positive contribution from recurring fee revenues of approximately $27 million including net new business (defined as closed sales less client losses), the Paladyne Systems, Inc. acquisition, the Penson outsourcing services agreement and a slight improvement in event-driven fee revenues, partially offset by lower distribution revenues. GAAP pre-tax margins from continuing operations of 16.9% decreased compared to 23.3% for the same period last year, primarily due to $42 million of Penson Charges, net, $12 million of IBM Migration costs, and $7 million of restructuring charges. Non-GAAP pre-tax margins from continuing operations were 24.5%.

For the fourth quarter of fiscal year 2012, GAAP net earnings from continuing operations of $83 million decreased 28%, compared to $115 million for the same period last year. Non-GAAP net earnings from continuing operations were $128 million. GAAP diluted earnings per share from continuing operations decreased to $0.65 per share, compared to $0.91 per share in the fourth quarter of fiscal year 2011. Non-GAAP diluted earnings per share from continuing operations were $1.00 per share compared to $0.94 per share for the same period last year.

Analysis of Fourth Quarter Fiscal Year 2012

Investor Communication Solutions

Recurring and total revenues for the Investor Communication Solutions segment increased 5% and 2% to $338 million and $630 million, respectively, in the fourth quarter of fiscal year 2012 compared to the fourth quarter of fiscal year 2011. Higher recurring and event-driven fee revenues contributed $16 million and $5 million, respectively, partially offset by $8 million in lower distribution revenues. The positive contribution from recurring fee revenues was driven primarily by net new business and internal growth. Operating margin increased by 140 basis points to 29.7% as a result of higher recurring revenues and cost containment efforts.

Securities Processing Solutions

Total revenues (which are all considered recurring) for the Securities Processing Solutions segment increased 10% to $167 million in the fourth quarter of fiscal year 2012 compared to the fourth quarter of fiscal year 2011. The increase was driven by net new business, the Paladyne Systems, Inc. acquisition and the Penson outsourcing services agreement. Operating margin decreased by 220 basis points to 11.0% as a result of lower revenues from internal growth, coupled with costs associated with the Paladyne Systems, Inc. acquisition.

Other

The pre-tax loss from continuing operations for the Other segment increased by $58 million to $75 million in the fourth quarter of fiscal year 2012 compared to the fourth quarter of fiscal year 2011. The increase was primarily due to the Penson Charges, net of $42 million, IBM Migration costs of $12 million, and restructuring charges of $7 million.

Financial Results for Fiscal Year 2012

For the fiscal year ended June 30, 2012, revenues increased 6% to $2,304 million, compared to $2,167 million for the comparable period last year. The $137 million increase was driven by higher recurring fee revenues of $140 million as event-driven fee revenues and distribution revenues were essentially flat. The recurring fee revenues increase was driven by net new business, internal growth, acquisitions, and the Penson outsourcing services agreement. GAAP pre-tax margins from continuing operations of 8.7% declined compared to 12.4% for the same period last year as a result of the $74 million of Penson Charges, net, $25 million of IBM Migration costs, and $7 million of restructuring charges. Non-GAAP pre-tax margins from continuing operations were 13.3%.

For the fiscal year ended June 30, 2012, GAAP net earnings from continuing operations of $125 million declined 27% compared to the same period last year. Non-GAAP net earnings from continuing operations were $198 million. GAAP diluted earnings per share from continuing operations decreased to $0.98 per share compared to $1.34 per share for the comparable period of fiscal year 2011. Non-GAAP diluted earnings per share from continuing operations were $1.55 per share compared to $1.37 per share in the same period last year. The Penson Charges, net, IBM Migration costs and restructuring charges decreased GAAP diluted earnings per share by $0.42, $0.12 and $0.03, respectively.

Recurring revenue closed sales for the fiscal year ended June 30, 2012 were $120 million, an increase of $7 million, or 6%, compared to $113 million for the same period last year. Mr. Daly noted, “This strong closed sales performance was achieved as a result of a 60% increase in transactions under $5 million, primarily through the

Company’s growing acquired and emerging products. I am very pleased with the sales momentum in this sales category.” Free cash flow was $244 million and the Company repurchased approximately 1.7 million shares of Broadridge common stock under its stock repurchase plan at an average price of approximately $23.06 per share.

Dividend Declaration and Increase

On August 8, 2012, the Company’s Board of Directors declared a quarterly dividend of $0.18 per share payable on October 1, 2012 to stockholders of record on September 14, 2012. The Board also increased the annual dividend amount by approximately 13%, from $0.64 per share to $0.72 per share, subject to the discretion of the Board of Directors. With this increase, our dividend has tripled since our first dividend payment in July 2007.

Share Repurchase Plan Authorization

In addition, on August 8, 2012 the Board also authorized the repurchase of up to an additional 4 million shares of Broadridge common stock. The share repurchases will be made in the open market or privately negotiated transactions in compliance with applicable legal requirements and other factors. With this authorization, the Company currently has approximately 10 million shares available for repurchase under its share repurchase plans.

Fiscal Year 2013 Financial Guidance

We anticipate recurring revenue growth in the range of 4% to 7% and total revenue growth in the range of 3% to 4%, GAAP earnings from continuing operations before income taxes margins in the range of 13.8% to 14.4%, and Non-GAAP earnings from continuing operations before income taxes margins in the range of 14.2% to 14.8%.

We anticipate GAAP diluted earnings per share from continuing operations in the range of $1.60 to $1.70, and Non-GAAP diluted earnings per share from continuing operations in the range of $1.65 to $1.75, based on diluted weighted-average shares outstanding of approximately 128 million shares. Our free cash flow guidance is expected to be in the range of approximately $200 million to $250 million. Our recurring revenue closed sales guidance is expected to be in the range of $110 million to $150 million.

Our guidance does not take into consideration the effect of any future acquisitions, additional debt or share repurchases in excess of the repurchases needed to be at our 128 million diluted weighted-average shares outstanding guidance.

Description of Non-GAAP Adjustments:

Non-GAAP Measures

In certain circumstances, results have been presented that are not generally accepted accounting principles measures (“Non-GAAP”) and should be viewed in addition to, and not as a substitute for, the Company’s reported results. Net earnings, diluted earnings per share and pre-tax earnings margins excluding the Penson Charges, net, IBM Migration costs, and restructuring charges are Non-GAAP measures. These measures are adjusted to exclude costs incurred by the Company in connection with assets the Company held as a result of the sale of substantially all of its securities clearing contracts to Penson, the Penson outsourcing services agreement and the migration of its data center to IBM, and restructuring charges, as Broadridge believes this information helps investors understand the effect of these items on reported results and provides a better representation of our actual performance. Free cash flow is a Non-GAAP measure and is defined as cash flow from operating activities, less capital expenditures and purchases of intangibles. Management believes such Non-GAAP measures provide investors with a more complete understanding of Broadridge’s underlying operational results. These Non-GAAP measures are indicators that management uses to provide additional meaningful comparisons between current results and prior reported results, and as a basis for planning and forecasting for future periods. Accompanying this release is a reconciliation of Non-GAAP measures to the comparable GAAP measures.

Penson Charges, net

For the fiscal period ended June 30, 2012, there were $74 million in pre-tax charges primarily related to assets held as a result of the sale of substantially all of our securities clearing contracts to Penson and the outsourcing services agreement we entered into with Penson in 2010 (the “Penson Charges, net”). These charges included $21 million related to the cancellation of the five-year subordinated note issued to us by Penson, $13 million impairment of our investment in the Penson common stock, $47 million impairment on the deferred client conversion and start-up costs associated with the outsourcing services agreement, and other charges of $8 million. These charges were offset by the extinguishment of our obligation to pay Penson $15 million relating to third party vendor services that were replaced by the outsourcing services agreement. These charges resulted in a $54 million impact to our net earnings from continuing operations driven by our tax rate and the related loss of net operating loss carryforwards of approximately $7 million. The Penson Charges, net are recorded in our Other segment and Impairment and other charges, net in the Consolidated Statements of Earnings for the fiscal year ended June 30, 2012.

IBM Data Center Migration

In March 2010, Broadridge entered into an Information Technology Services Agreement with International Business Machines (“IBM”), under which IBM provides us with certain aspects of our information technology infrastructure. Our Non-GAAP results exclude the impact of the costs the Company incurred in connection with the migration of our data center to IBM (the “Migration”). The Migration costs are recorded in our Other segment and Cost of revenues in the Consolidated Statements of Earnings for the fiscal year ended June 30, 2012. The more significant mainframe Migration was successfully completed at the end of our 2012 fiscal year resulting in a pre-tax charge of $25 million. The remaining aspects of the Migration are expected to be fully completed in August 2012.

Earnings Conference Call

An analyst conference call will be held today, Thursday, August 9th at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to www.broadridge-ir.com and click on the webcast icon. The presentation will be available to download and print approximately 30 minutes before the webcast on the Broadridge Investor Relations home page at www.broadridge-ir.com. Broadridge’s news releases, current financial information, SEC filings and Investor Relations presentations are accessible on the same website.

About Broadridge

Broadridge is a technology services company focused on global capital markets. Broadridge is the market leader enabling secure and accurate processing of information for communications and securities transactions among issuers, investors and financial intermediaries. Broadridge builds the infrastructure that underpins proxy services for over 90% of public companies and mutual funds in North America; processes more than $4 trillion in fixed income and equity trades per day; and saves companies billions annually through its technology solutions. For more information about Broadridge, please visit www.broadridge.com.

Forward-Looking Statements

This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. In particular, information appearing in the “Fiscal Year 2013 Financial Guidance” section are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 (the “2012 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by reference to the factors discussed in the 2012 Annual Report. These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; Broadridge’s reliance on a relatively small number of clients, the continued financial health of those clients, and the continued use by such clients of Broadridge’s services with favorable pricing terms; changes in laws and regulations affecting the investor communication services provided by Broadridge; declines in participation and activity in the securities markets; overall market and economic conditions and their impact on the securities markets; any material breach of Broadridge security affecting its clients’ customer information; the failure of Broadridge’s outsourced data center services provider to provide the anticipated levels of service; any significant slowdown or failure of Broadridge’s systems or error in the performance of Broadridge’s services; Broadridge’s failure to keep pace with changes in technology and demands of its clients; Broadridge’s ability to attract and retain key personnel; the impact of new acquisitions and divestitures; and competitive conditions. Broadridge disclaims any obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

Contact Information

Investors:

Rick Rodick

Broadridge Financial Solutions, Inc.

Vice President, Investor Relations

(516) 472-5474

Broadridge Financial Solutions, Inc.

Consolidated Statements of Earnings

(In millions, except per share amounts)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2012	2011	2012	2011
Revenues	$800.3	$776.1	$2,303.5	$2,166.9

Cost of revenues	528.9	517.3	1,715.1	1,617.1
Selling, general and administrative expenses	91.1	74.7	299.9	270.0
Impairment and other charges, net	42.0	—	74.2	—
Other expenses, net	3.0	2.9	13.4	10.1

Total expenses	665.0	594.9	2,102.6	1,897.2

Earnings from continuing operations before income taxes	135.3	181.2	200.9	269.7
Provision for income taxes	51.9	65.9	75.9	97.9

Net earnings from continuing operations	83.4	115.3	125.0	171.8
Earnings (loss) from discontinued operations, net of tax benefit/(expense)	—	0.9	(1.4)	(2.2)

Net earnings	$83.4	$116.2	$123.6	$169.6

Basic earnings per share:
Basic earnings per share from continuing operations	$0.67	$0.93	$1.01	$1.38
Basic earnings (loss) per share from discontinued operations	—	0.01	(0.01)	(0.02)

Basic earnings per share	$0.67	$0.94	$1.00	$1.36

Diluted earnings per share:
Diluted earnings per share from continuing operations	$0.65	$0.91	$0.98	$1.34
Diluted earnings (loss) per share from discontinued operations	—	0.01	(0.01)	(0.02)

Diluted earnings per share	$0.65	$0.92	$0.97	$1.32

Weighted-average shares outstanding:
Basic	124.9	123.5	124.1	124.8
Diluted	127.6	126.8	127.5	128.3
Dividends declared per common share	$0.16	$0.15	$0.64	$0.60

Broadridge Financial Solutions, Inc.

Consolidated Balance Sheets

(In millions, except per share amounts)

	June 30, 2012	June 30, 2011
Assets
Current assets:
Cash and cash equivalents	$320.5	$241.5
Accounts receivable, net of allowance for doubtful accounts of $6.5 and $2.0, respectively	370.7	406.6
Other current assets	86.2	103.3

Total current assets	777.4	751.4
Property, plant and equipment, net	79.0	83.1
Goodwill	780.0	735.6
Intangible assets, net	143.3	147.2
Other non-current assets	207.9	186.7

Total assets	$1,987.6	$1,904.0

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$102.2	$119.0
Short-term borrowings	—	400.0
Accrued expenses and other current liabilities	260.6	230.3
Deferred revenues	47.5	33.4

Total current liabilities	410.3	782.7
Long-term debt	524.4	124.3
Deferred taxes	63.2	71.3
Deferred revenues	38.3	47.3
Other non-current liabilities	100.9	81.1

Total liabilities	1,137.1	1,106.7

Commitments and contingencies
Stockholders’ equity:
Preferred stock: Authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: Authorized, 650.0 shares; issued, 152.9 and 149.6 shares at June 30, 2012 and 2011, respectively; outstanding, 124.8 and 123.7 shares at June 30, 2012 and 2011, respectively	1.5	1.5
Additional paid-in capital	739.4	667.4
Retained earnings	686.1	642.2
Treasury stock, at cost: 28.1 and 25.9 shares at June 30, 2012 and 2011, respectively	(580.0)	(529.9)
Accumulated other comprehensive income	3.5	16.1

Total stockholders’ equity	850.5	797.3

Total liabilities and stockholders’ equity	$1,987.6	$1,904.0

Broadridge Financial Solutions, Inc.

Segment Results

(In millions)

	Revenues
	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2012	2011	2012	2011
Investor Communication Solutions	$630.2	$616.9	$1,634.0	$1,559.4
Securities Processing Solutions	166.7	151.9	655.5	593.6
Other	—	0.1	0.5	0.2
Foreign exchange	3.4	7.2	13.5	13.7

Total	$800.3	$776.1	$2,303.5	$2,166.9

	Earnings from Continuing Operations before Income Taxes
	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2012	2011	2012	2011
Investor Communication Solutions	$186.9	$174.3	$242.8	$213.4
Securities Processing Solutions	18.3	20.1	91.1	87.4
Other	(74.6)	(17.0)	(146.8)	(41.3)
Foreign exchange	4.7	3.8	13.8	10.2

Total	$135.3	$181.2	$200.9	$269.7

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

(In millions, except per share amounts)

	Earnings from Continuing Operations before Income Taxes
	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2012	2011	2012	2011
Adjusted Earnings from Continuing Operations before Income Taxes (Non-GAAP)	$196.0	$187.5	$306.4	$276.0
Penson Charges, net	(42.0)	—	(74.2)	—
IBM Migration costs	(12.0)	(6.3)	(24.6)	(6.3)
Restructuring charges	(6.7)	—	(6.7)	—

Earnings from Continuing Operations before Income Tax (GAAP)	$135.3	$181.2	$200.9	$269.7

Pre-tax Margins (Non-GAAP)	24.5%	24.2%	13.3%	12.7%
Pre-tax Margins (GAAP)	16.9%	23.3%	8.7%	12.4%

	Net Earnings from Continuing Operations
	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2012	2011	2012	2011
Adjusted Net Earnings from Continuing Operations (Non-GAAP)	$127.7	$119.3	$198.0	$175.8
Penson Charges, net, net of taxes	(25.5)	—	(46.1)	—
IBM Migration costs, net of taxes	(7.2)	(4.0)	(15.3)	(4.0)
Restructuring charges, net of taxes	(4.2)	—	(4.2)	—
One-time tax expense	(7.4)	—	(7.4)	—

Net Earnings from Continuing Operations (GAAP)	$83.4	$115.3	$125.0	$171.8

	Diluted Earnings Per Share from Continuing Operations
	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2012	2011	2012	2011
Adjusted Diluted Earnings Per Share from Continuing Operations (Non-GAAP)	$1.00	$0.94	$1.55	$1.37
Penson Charges, net	(0.20)	—	(0.36)	—
IBM Migration costs	(0.06)	(0.03)	(0.12)	(0.03)
Restructuring charges	(0.03)	—	(0.03)	—
One-time tax expense	(0.06)	—	(0.06)	—

Diluted Earnings Per Share from Continuing Operations (GAAP)	$0.65	$0.91	$0.98	$1.34

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

EBIT from Continuing Operations Reconciliation

(In millions, except per share amounts)

	FY12 Actual	FY13 Guidance Range
	Actual	Low	High
EBIT (Non-GAAP)	$319	$353	$377

EBIT Margins (Non-GAAP)	13.9%	14.9%	15.7%
Interest and Other	(13)	(17)	(21)

Total EBT (Non-GAAP)	306	336	356

EBT Margins (Non-GAAP)	13.3%	14.2%	14.8%
Penson Charges, net	(74)	(10)	(10)
IBM Migration costs	(25)	0	0
Restructuring charges	(7)	0	0

Total EBT (GAAP)	201	326	346

Margins (GAAP)	8.7%	13.8%	14.4%

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

Fiscal Year 2013 Guidance

(In millions, except per share amounts)

	FY13 Guidance Range (a)
	Low	High
Adjusted Earnings from Continuing Operations before Income Taxes (Non-GAAP)	$336	$356
Penson Charges, net	(10)	(10)

Earnings from Continuing Operations before Income Taxes (GAAP)	$326	$346

Pre-tax Margins (Non-GAAP)	14.2%	14.8%
Pre-tax Margins (GAAP)	13.8%	14.4%

	FY13 Guidance Range (a)
	Low	High
Adjusted Diluted EPS from Continuing Operations (Non-GAAP)	$1.65	$1.75
Penson Charges, net	(0.05)	(0.05)

Diluted EPS from Continuing Operations (GAAP)	$1.60	$1.70

(a)	Guidance does not take into consideration the effect of any future acquisitions, additional debt and/or share repurchases needed to achieve our 128 million diluted weighted-average shares outstanding guidance.

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

Free Cash Flow

(In millions)

	FY12	FY13 Guidance Range(a)
	Actual	Low	High
Net Earnings from Continuing Operations (GAAP)	$125	$205	$218
Depreciation and amortization (includes other LT assets)	92	95	105
Stock-based compensation expense	28	31	31
Other	60	(5)	5

Subtotal	305	326	359
Working capital changes	72	(15)	(15)
Long-term assets & liabilities changes	(79)	(60)	(50)

Net cash flow provided by continuing operating activities	298	251	294
Cash Flows From Investing Activities
IBM/ITO data center investment	(8)	0	0
Penson	(7)	0	0
Capital expenditures and software purchases	(39)	(55)	(45)

Free cash flow (Non-GAAP)	$244	$196	$249

(a)	Guidance does not take into consideration the effect of any future acquisitions, additional debt and/or share repurchases in excess of the repurchases needed to achieve our 128 million diluted weighted-average shares outstanding guidance.